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                                                                   EXHIBIT 23.10

       [LETTERHEAD OF BROWN, BURKE CAPITAL PARTNERS, INC. APPEARS HERE]


                         CONSENT OF FINANCIAL ADVISOR


We hereby consent to the use in this Registration Statement on Form S-4 of Premier Bancshares, Inc. of our letter to the Board of Directors of North Fulton Bancshares, Inc. included as Appendix C to the Proxy Statement/Prospectus that is part of the Registration Statement, and to the references to such letter and to our firm in the Proxy Statement/Prospectus. In giving such consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



 /s/  BROWN, BURKE CAPITAL PARTNERS, INC.
--------------------------------------------
 Brown, Burke Capital Partners, Inc.

July 9, 1999